UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________

FORM 8-K
_______________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2017

_______________________________

SWISHER HYGIENE INC.
(Exact name of registrant as specified in its charter)
_______________________________

Delaware
(State or Other Jurisdiction
of Incorporation)

001-35067	27-3819646
(Commission File Number)	(I.R.S. Employer Identification No.)

350 East Las Olas Boulevard Suite 1600 Fort Lauderdale, FL	33301
(Address of Principal Executive Offices)	(Zip Code)

(203) 682-8331
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01.   Other Events.

On June 7, 2017, Joanne K. Viard (“Viard”) filed a complaint against Swisher Hygiene Inc. (the “Company”) in the Court of Chancery of the State of Delaware, seeking a summary proceeding to compel the advancement by the Company of all attorneys’ fees and costs that have been and will be incurred by Viard with respect to civil and criminal actions pending against her for alleged conduct while she was employed by the Company. As previously noted in the Company’s filings with the Securities Exchange Commission, Viard is the subject of a federal criminal action (United States of America v. Michael Kipp and Joanne Viard, Docket No. 3:15-cr-00244-MOC-DSC) and a civil action (Securities and Exchange Commission v. Michael J. Kipp and Joanne K. Viard, No 3:16-cv-00258-MOC-DSC), both of which relate to accounting issues involving certain of the Company’s publicly filed financial statements for calendar year 2011.

Viard’s complaint against the Company seeks to compel the Company to advance an indeterminate and unidentified amount of “unreimbursed fees and expenses she has already incurred”, pay interest on that amount, and require the Company to advance reasonable fees going forward. Alternatively, Viard seeks an order compelling the Company to post sufficient security to provide compensation if and when Viard’s indemnification claim matures in connection with the dissolution of the Company. Finally, Viard’s counsel seeks fees in connection with bringing this lawsuit.

During the past five years, the Company’s insurance carriers have received, reviewed and paid as deemed appropriate Viard’s counsel’s regular billings for fees and expenses in connection with her defense. This lawsuit is the first communication the Company has received from Viard or her attorneys that suggests that the Company has not fully complied with any indemnification or advancement obligations it might have under the Company’s bylaws or the Delaware General Corporation Law. The Company will vigorously defend against this matter. The costs of defending this matter, and any adverse judgment, if any, against the Company, will reduce assets that could otherwise be available for distribution to the Company’s stockholders in the dissolution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWISHER HYGIENE INC.

Date: June 16, 2017	By:	/s/ Richard L. Handley
Richard L. Handley
Chairman, President and Secretary

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